EXHIBIT 10.13
Form of Kip Wadsworth's Employment Letter Agreement

Sterling Construction Company, Inc.
20810 Fernbush Lane
Houston, Texas 77073

December 28, 2012

Kip Wadsworth
2108 East Pioneer Road
Draper, Utah 84020

Dear Kip,

The purpose of this letter is to set forth the arrangement we have agreed to concerning your continued employment by Ralph L. Wadsworth Construction Company, LLC ("RLW") from and after December 31, 2012.

You agree to remain the Chief Executive Officer of RLW through December 31, 2013 and to diligently carry out the duties and responsibilities of that position to the best of your abilities.  You shall report to the Chief Executive Officer of Sterling Construction Company, Inc. ("SCC") and while you are an employee of the Company, you shall have the right to control the hiring and retention of RLW employees other than its executive management employees.

As compensation for doing so, RLW will compensate you as follows:
Annualized Salary	$385,000
Incentive Compensation Target	To be mutually agreed upon.
Basis of Payment of Incentive Compensation	To be mutually agreed upon.
In addition, the following provisions of your December 3, 2009 employment agreement with RLW will remain in effect as if they were set forth in this letter in full, but with the exceptions noted:

Section 5.	Benefits.

Section 6.	Business Expenses.

Section 7.	Confidential Information.

Section 8.
Termination of Employment, except that the reference to the "Effective Date" shall mean December 31, 2012; the phrase "this Employment Agreement" shall mean this letter; and Section 8.5(a) shall be revised to read as follows:

[8.5] "(a) The greater of your accrued but unpaid salary through the date of the termination of your employment or any unpaid salary as if it had been earned through 5:00 p.m. Mountain Time on the first anniversary of the Effective Date."

Section 9.	Non-Competition/Non-Solicitation except that —

A new Section 9.2(d) shall be deemed added to provide as follows:

[9.2] "(d)
After your employment has terminated for any reason, nothing in Section 9.1(b) shall prohibit you from soliciting for employment any immediate family member of yours who may be an employee of the Company."

and Section 9.3 shall be revised to read as follows:

"9.3 The non-competition obligations specified above (a) shall be applicable while you are an employee of the Company or of any of its affiliates and for a period of one year after all such employment terminates for any reason; and (b) shall apply in any state in which the Business was carried on while you were an employee of the Company or of any of its affiliates."

Section 10.	Indemnification.

Section 12.	Compliance with Section 409A of the Code.

If this letter accurately sets forth our agreement, please so signify by signing in the space provided below and returning the signed copy to the undersigned at SCC.  This letter bearing a facsimile signature shall be as valid and binding as the letter bearing the original signature.

Ralph L. Wadsworth Construction Company, LLC
By Sterling Construction Company, Inc.
Its sole Manager

By:	/s/ Peter MacKenna	/s/ Kip Wadsworth
	Peter E. MacKenna Chief Executive Officer	Kip Wadsworth